Exhibit 99.2

FOR IMMEDIATE RELEASE

Griffon Announces Expiration of Tender Offers for Senior Floating
Rate Notes and 10% Senior Subordinated Notes
of Ames True Temper, Inc.

NEW YORK, NEW YORK, October 1, 2010 — Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today announced the expiration of the previously announced cash tender offers and consent solicitations (the “Tender Offers”) by Clopay Acquisition Corp., a wholly-owned subsidiary of Griffon (“Clopay”), for any and all of the Senior Floating Rate Notes due 2012 (the “Floating Rate Notes”) of Ames True Temper, Inc., a wholly-owned subsidiary of Griffon (“Ames”), and any and all of the 10% Senior Subordinated Notes due 2012 (the “Subordinated  Notes” and, together with the Floating Rate Notes, the “Notes”) of  Ames.   The Tender Offers expired as of midnight, New York City time, on September 30, 2010 (the “Expiration Time”). As of the Expiration Time, $140,990,000 in aggregate principal amount of the Floating Rate Notes were tendered, and $40,635,000 in aggregate principal amount of the Subordinated Notes were tendered.  Clopay has accepted for payment and paid for all Notes validly tendered on or prior to the Expiration Time.

In addition, Griffon announced that Ames has called for redemption, in accordance with the terms of the indentures governing the Notes, any and all of the Notes that remain outstanding after the expiration of the Tender Offers.  The redemption date for the remaining Notes is November 1, 2010 (the “Redemption Date”) and the redemption price is 100% of the principal amount of the remaining Notes plus accrued and unpaid interest to the Redemption Date.

About Griffon Corporation

Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  The Company oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  The Company provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Telephonics Corporation, Clopay Building Products Company, Clopay Plastic Products Company and Ames True Temper, Inc.

•                  Telephonics Corporation’s high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•                  Clopay Building Products Company is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•                  Clopay Plastic Products Company is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

•                  Ames True Temper, Inc. is the leading North American manufacturer and marketer of non-powered lawn and garden tools, wheelbarrows, and other outdoor work products to the retail and professional markets.

For more information on the Company and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	James Palczynski
Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019